UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 4, 2010

BOSTON PROPERTIES, INC.

(Exact Name of Registrant As Specified in Charter)

Delaware	1-13087	04-2473675
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Boylston Street, Suite 1900, Boston, Massachusetts 02199

(Address of Principal Executive Offices) (Zip Code)

(617) 236-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 4, 2010, Boston Properties Limited Partnership (the “Company”), a Delaware limited partnership and the entity through which Boston Properties, Inc. conducts substantially all of its business, entered into an agreement to acquire the John Hancock Tower and Garage in Boston, MA for an aggregate purchase price of approximately $930.0 million (the “Purchase and Sale Agreement”). The seller is a joint venture between an affiliate of Normandy Real Estate Partners and an affiliate of Five Mile Capital Partners. The purchase price consists of approximately $289.5 million of cash and the assumption of approximately $640.5 million of indebtedness. The debt being assumed is a securitized senior mortgage loan that bears interest at a fixed rate of 5.68% per annum and matures in January 2017.

The Company posted a cash deposit of $50 million on October 4, 2010 to secure its obligations under the Purchase and Sale Agreement, which amount will be credited to the Company at closing. The closing is expected to occur in the fourth quarter of 2010 and is subject to customary closing conditions and termination rights for transactions of this type, as well as certain post-closing indemnification and construction completion obligations of the seller described below that are secured by a guarantee issued by affiliates of the seller. There can be no assurance that the acquisition will be completed on the terms or schedule currently contemplated, or at all.

Under the Purchase and Sale Agreement, the seller has agreed to (1) fund the cost of and complete certain capital projects and (2) fund the cost of certain tenant improvements, both of which are currently underway. These include lobby and café work, which is expected to be completed prior to the closing, and garage, chiller plant and tenant improvement work, which is expected to be completed after the closing. The Company estimates that the aggregate cost of these projects and improvements when completed will be approximately $46 million. To date, the Company estimates that approximately $6 million of this work has been funded. To secure payment of the remaining obligations, the seller previously provided a tenant and others with letters of credit and escrowed amounts totaling approximately $36 million. The Company has the right to participate in the supervision and oversight of this work. All brokerage commissions associated with the aforementioned tenant improvements are the responsibility of the seller.

The forgoing description of the Purchase and Sale Agreement is qualified in its entirety by the full terms and conditions of the Purchase and Sale Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

The John Hancock Tower is an iconic 62-story, approximately 1,700,000 rentable square foot office tower located in the heart of Boston’s Back Bay neighborhood. The garage is an eight-level, 2,013 space parking facility. As New England’s tallest building, the John Hancock Tower features a 360-degree panoramic view of the Back Bay, Charles River, Cambridge, the Public Gardens, Boston Harbor and Financial District.

Private Securities Litigation Reform Act of 1995. This Current Report on Form 8-K contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “guidance,” “expects,” “plans,” “estimates,” “projects,” “intends,” “believes” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance or achievements. These factors include, without limitation, the Company’s ability to satisfy the closing conditions to the transaction described above, the seller’s ability to perform its obligations described above and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake a duty to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Purchase and Sale Agreement, dated as of October 4, 2010, between 100 & 200 Clarendon LLC, a Delaware limited liability company, and Boston Properties Limited Partnership, a Delaware limited partnership.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOSTON PROPERTIES, INC.

Date: October 8, 2010	By:	/s/ Michael E. LaBelle
Michael E. LaBelle
Senior Vice President, Chief Financial Officer